Exhibit 99.1

World Fuel Services Corporation to Acquire Assets of TGS Petroleum, Inc.

MIAMI--(BUSINESS WIRE)--February 26, 2009--World Fuel Services Corporation (NYSE:INT) announced today that its wholly-owned subsidiary, World Fuel Services, Inc., has signed a definitive agreement to acquire select assets of TGS Petroleum, Inc. (“TGS”), including the assets comprising TGS’ wholesale motor fuel distribution business.

TGS, based in Chicago, Illinois, with 2008 volume of over 100 million gallons, is an authorized branded distributor for CITGO Petroleum Corporation and Marathon Petroleum Company, LLC and a licensee for Clark Brands, LLC. TGS distributes gasoline and diesel fuel under long-term contracts to over 160 retail petroleum operators.

“This acquisition further expands the branded wholesale platform in our land segment,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation. “By combining TGS with our existing Texor business, we will expand our presence as the largest independent wholesale motor fuel distributor in the state of Illinois.”

The transaction, which is expected to be $0.03 to $0.05 accretive to earnings in the first twelve months, is subject to customary closing conditions and is expected to be completed within the next sixty days.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the creditworthiness of customers and counterparties and our ability to collect accounts receivable and settle derivatives contracts, fluctuations in world oil prices and foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, the integration of acquired businesses, uninsured losses, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 6,000 locations including airports, seaports, tanker truck loading terminals and other customer storage locations in over 190 countries around the world. With 44 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President & Chief Financial Officer
or
Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer
305-428-8000